Exhibit 12

JOINT FILING AGREEMENT

Pursuant to Rule13d-1(k)(1) of Regulation 13D-G of the General Rules and Regulations under the Securities Exchange Act of 1934, the undersigned agree that the statement to which this Exhibit is attached is filed on behalf of each of the undersigned.

Date: December 17, 2024

AMR ASSOCIATES NC, L.P.

	By:	2012 Helen R. Butler Trust U/A/D June 22, 2012,
General Partner

	By:	/s/ Helen R. Butler
Helen R. Butler
Trustee

REPORTING PERSONS

/s/ Helen R. Butler
Name:	Helen R. Butler on behalf of herself and as:
Attorney-in-Fact for Alfred M. Rankin, Jr.*
Attorney-in-Fact for Clara T. Rankin Williams*

*

The power of attorney authorizing the above named individual to act on behalf of each of the foregoing Reporting Persons is included in Exhibit 1 of the Schedule 13D filed on behalf of the Reporting Persons.